Exhibit 4.11

ANTERO RESOURCES FINANCE CORPORATION,

as Issuer,

ANTERO RESOURCES CORPORATION,

as Parent Guarantor,

ANTERO RESOURCES BLUESTONE LLC,

as existing Subsidiary Guarantor,

ANTERO RESOURCES MIDSTREAM LLC,

as Guarantor,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE,

dated as of October 21, 2013

to Indenture

dated as of November 19, 2012

6.0% Senior Notes due 2020

This Second Supplemental Indenture, dated as of October 21, 2013 (this “Supplemental Indenture”), is among Antero Resources Midstream LLC, a Delaware limited liability company (the “Guarantor”), Antero Resources Finance Corporation (together with its successors and assigns, the “Issuer”), Antero Resources Corporation (the “Parent Guarantor”), Antero Resources Bluestone LLC, as existing Subsidiary Guarantor, and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Parent Guarantor, the Subsidiary Guarantor and the Trustee have heretofore executed and delivered an Indenture, dated as of November 19, 2012 (the “Base Indenture”), providing for the issuance of an aggregate principal amount of $300 million of 6.0% Senior Notes due 2020 of the Issuer (the “Securities”), as supplemented by the First Supplemental Indenture, dated as of October 16, 2013 (the Base Indenture, as supplemented thereby, the “Indenture”);

WHEREAS, Section 3.11 of the Base Indenture provides that after the Issue Date the Parent Guarantor is required to cause (a) each Wholly-Owned Subsidiary of the Parent Guarantor (other than a Foreign Subsidiary) formed or acquired after the Issue Date and (b) any other Domestic Subsidiary (except the Issuer) that is not already a Subsidiary Guarantor that guarantees any Indebtedness of the Parent Guarantor, the Issuer or a Subsidiary Guarantor, in each case to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Securities; and

WHEREAS, pursuant to Section 9.1 of the Base Indenture, the Trustee, the Guarantors and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Issuer, the Parent Guarantor, the Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to Be Bound; Guarantee

SECTION 2.1  Agreement to Be Bound.  The Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.  The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2  Guarantee.  The Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Obligations pursuant to Article X of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1   Notices.  All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Base Indenture for notices to the Issuer.

Antero Resources Midstream LLC

1625 17th Street

Denver, Colorado 80202

SECTION 3.2   Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3   Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4   Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5   Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly supplemented and amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6   Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.7   Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John C. Stohlmann
	Name:	John C. Stohlmann
	Title:	Vice President

ANTERO RESOURCES FINANCE CORPORATION

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer

ANTERO RESOURCES BLUESTONE LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer

ANTERO RESOURCES MIDSTREAM LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer

Signature Page to Supplemental Indenture